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                                                                    Exhibit 99.1

                                    CONTACT:
                                    INVESTOR RELATIONS: 978-251-6136
                                    James F. Conway III, Chairman, President and
                                    Chief Executive Officer or
                                    Robert P. Story, Jr.
                                    Senior Vice President and
                                    Chief Financial Officer
                                    MEDIA RELATIONS: 617-244-9682
                                    Mary T. Conway
                                    Conway Communications


                COURIER CORPORATION TO ACQUIRE DOVER PUBLICATIONS
                                 FOR $39 MILLION

           EXECUTING AN END-TO-END STRATEGY AIMED AT SPECIALIZED NICHE MARKETS

NORTH CHELMSFORD, MA -- AUGUST 15, 2000 -- Courier Corporation (Nasdaq:CRRC), the nation's fifth largest book manufacturer, today announced it has signed a definitive agreement to acquire Dover Publications, Inc., a renowned, privately held New York publisher of special-interest books. Under the terms of the agreement, Courier will purchase 100 percent of Dover Publications' stock for $39 million in cash.

Founded in 1941, Dover is one of the nation's most successful, consistently profitable niche publishers, with calendar year 1999 revenues of approximately $32 million. Dover has more than 7,000 in-print titles in over 30 specialty categories ranging from military history to paper dolls, and from musical scores to typographic fonts and CD-ROMs. Dover sells its products through a diverse range of wholesalers and distributors around the world and all major American bookstore chains, independent booksellers, children's stores, craft stores, and gift shops in museums, historic sites and elsewhere. It also sells direct to consumers through proprietary catalogs.

"Dover has a title list that is without parallel in its size and variety, a highly diversified, loyal network of retailers and a 50-year history of marketing directly to consumers, with direct customers now numbering more than 500,000 individuals," said James F. Conway III, chairman, president and chief executive officer of Courier. "These assets, along with its unique process of identifying pockets of demand and an exceptional track record of bringing more than 400 new specialized publications to market each year, make Dover an extremely valuable company with important synergies for Courier."

According to Conway, the acquisition furthers Courier's long-term growth objectives. "Over the past decade, we have augmented our core book manufacturing business in ways designed to streamline and enhance the process of getting books from authors to readers. We have done this by building or acquiring competencies in short-run manufacturing, fulfillment, digital media, e-commerce, direct marketing and custom publishing. The combination of Dover's publishing, sales and distribution skills with Courier's book manufacturing, digital content conversion, and e-commerce skills will produce a powerful end-to-end solution for Dover, and Courier will capture revenue and profits from every step of the process," Conway said.

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"Dover will be deploying this strategy in a market where growth is being driven by the Internet," he added. "In the past decade, the number of books in print has doubled to 1.8 million titles, and specialty publishing is one of the major drivers. Much of this growth is fueled by Web retailers that enable readers to search easily for their favorite subjects among millions of titles. Moreover, electronic direct marketing is an efficient way to acquire new customers by offering products that address their specific interests. Building on these trends, we intend to use our expertise in e-commerce, direct marketing and short-run manufacturing to achieve double digit sales growth at Dover."

Conway said Courier expects the acquisition to have minimal impact on earnings through fiscal 2001, and to be accretive to earnings thereafter. He also emphasized that Dover's highly specialized properties do not compete with those of Courier's major publishing customers.

Following completion of the acquisition, Dover, which has approximately 170 employees, will operate as an autonomous subsidiary. Dover's current senior executive team will continue to manage the business. Dover's President, Blanche Cirker, will provide continuing assistance during a transition period. Mrs. Cirker co-founded the company with her late husband, Hayward Cirker, who was widely recognized as an innovator and influential figure in the publishing industry.

"Innovation has been the hallmark of Dover Publications," Mrs. Cirker said. "Hayward and I built a thriving business by doing what made sense to us, even when that meant going against convention. We were among the first to recognize the market potential for high-quality paperbacks and for direct marketing of books. For nearly five decades we have had an excellent relationship with Courier, which manufactures the majority of our books. Courier understands what makes us successful and is the right company to continue our tradition of innovation and to help Dover grow in new directions."

Courier expects to complete the acquisition, which is subject to customary governmental approvals, by September 30, 2000. The transaction, which will be accounted for as a purchase for accounting purposes, will be financed through an existing $60 million bank credit line. A.G. Edwards & Sons, Inc. acted as financial adviser to Courier in the transaction.

ABOUT COURIER CORPORATION

Courier Corporation, with headquarters in North Chelmsford, MA, is focused on streamlining and enhancing the process by which printed books and digital content reach end-user markets. The company has three lines of business: full-service book manufacturing, customized education and specialized publishing. For more information, visit www.courier.com.

ABOUT DOVER PUBLICATIONS, INC.

Dover Publications, Inc., of Mineola, NY, is a leading publisher of books for niche markets. Major lists include fine and commercial art, children's activity books, crafts, musical scores, mathematics, physics and other areas of science, puzzles, games, social science, stationery items, and classics of literature for both juvenile and adult markets, including the Dover Thrift editions.


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FORWARD-LOOKING INFORMATION:

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, changes in raw material costs and availability, seasonal changes in customer orders, pricing actions by competitors, changes in copyright laws, consolidation among customers and competitors, success in the integration of acquired businesses, changes in technology, Year 2000 issues, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.